CARMAX REPORTS THIRD QUARTER RESULTS

Richmond, Va., December 20, 2019 – CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today reported results for the third quarter ended November 30, 2019.

Highlights:

▪	Net sales and operating revenues increased 11.5% to $4.79 billion.

▪	Used unit sales in comparable stores increased 7.5%.

▪	Total used unit sales rose 11.0%.

▪	Total wholesale unit sales increased 3.3%.

▪	CarMax Auto Finance (CAF) income increased 3.9% to $114.0 million.

▪	Net earnings declined 9.0% to $173.2 million and net earnings per diluted share declined 4.6% to $1.04.

▪	Omni-channel experience remains on track to be available to the majority of customers by the end of fiscal 2020, and we plan to complete the roll out in fiscal 2021.

CEO Commentary:

“We are pleased with our strong unit sales growth this quarter,” said Bill Nash, president and chief executive officer. “Our retail sales strength was a direct result of our ability to execute well, with solid performance in operations, financing, customer progression, and marketing all contributing to our growth. In addition, we benefited from a favorable underlying used car sales environment.”

Commenting on net earnings and net earnings per diluted share for the third quarter, Nash noted that the year-over-year decrease was largely the result of a significantly higher stock-based compensation expense reflecting an increasing share price during the quarter and a planned increase in third quarter advertising expense related to the company’s omni-channel rollout and the launch of a new national advertising campaign.

“We remain excited about the unique and powerful experience we are providing through omni-channel, which is empowering customers to shop on their terms, whenever and wherever it is most convenient for them,” added Nash. “Our ability to seamlessly integrate our physical and digital experiences while continuing to drive comparable store sales growth, maintain an attractive used vehicle gross profit per unit, and deliver our exceptional customer service is a key differentiator.”

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Third Quarter Business Performance Review:

Sales. Total used vehicle unit sales increased 11.0%, including a 7.5% increase in comparable store used unit sales compared with the prior year’s third quarter. The comparable store sales performance reflected strong conversion, which was aided by continued support from our third-party lending partners; solid growth in web traffic; and a favorable consumer response to our consumer initiatives.

Total wholesale vehicle unit sales increased 3.3% compared with the third quarter of fiscal 2019, driven by the growth in our store base, partially offset by lower appraisal traffic.

Other sales and revenues increased 4.1% compared with the third quarter of fiscal 2019. Extended protection plan (EPP) net revenues rose $11.4 million, largely reflecting our strong used unit growth and increased margins.

Gross Profit. Total gross profit increased 7.8% versus last year’s third quarter to $613.6 million. Used vehicle gross profit rose 11.7%, reflecting the increase in total used unit sales and a modest improvement in used vehicle gross profit per unit to $2,145 compared with $2,133 in the prior year’s quarter. Wholesale vehicle gross profit increased 2.0% versus the prior year’s quarter, driven by the increase in wholesale unit sales, partially offset by a decrease in wholesale vehicle gross profit per unit to $937 compared with $949 in last year’s third quarter. Other gross profit declined 0.8%, as the growth in EPP profits was offset by an $11.0 million decline in service department profits. The current quarter’s service profits were adversely affected by a recent increase in our post-sale warranty period from 30 to 90 days, near-term inefficiencies resulting from our recent ramp in technician hiring to support future sales growth, and higher stock-based compensation expense for service operations associates.

SG&A. Compared with the third quarter of fiscal 2019, SG&A expenses increased 18.4% to $484.8 million. Stock-based compensation expense rose $19.0 million, representing roughly one-quarter of the total year-over-year increase in SG&A expense. Other factors contributing to the change included a planned increase in advertising expense, the 10% increase in our store base since the beginning of last year’s third quarter (representing the addition of 19 stores), higher variable costs associated with our strong retail sales growth, and continued spending to advance our technology platforms and support our core and omni-channel strategic initiatives.

The growth in stock-based compensation expense was primarily driven by the 17% increase in our stock price during the current quarter versus the 15% decrease during the prior year quarter. Advertising expense increased $14.5 million due to both our new national advertising campaign launched in October and incremental marketing to support our omni-channel roll out. For the full year, we expect our fiscal 2020 advertising expense per retail unit to be slightly higher than the fiscal 2019 level. SG&A per used unit was $2,518 in the current quarter, up $157 year-over-year. The growth in stock-based compensation expense increased SG&A per used unit by $94.

CarMax Auto Finance.(1) Compared with last year’s third quarter, CAF income increased 3.9% to $114.0 million, reflecting a 7.5% increase in average managed receivables and a modest improvement in the total interest margin percentage, slightly offset by a higher loan loss provision. The provision for loan losses increased to $49.0 million from $40.8 million in the prior year quarter, reflecting both the growth in average managed receivables and a small increase in the provision as a percentage of managed receivables. Net losses remained well within our long-term targeted performance range. The allowance

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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for loan losses was 1.15% of ending managed receivables as of November 30, 2019, comparable with 1.15% as of August 31, 2019, and up versus 1.12% as of November 30, 2018. The total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 5.7% of average managed receivables from 5.6% in the prior year’s third quarter.

Other Income / Expense. We reported other income of $6.6 million in the third quarter of fiscal 2020 compared with other expense of $2.8 million in the prior year’s third quarter. The increase was primarily due to an unrealized gain on an investment recorded in the current year period.

Share Repurchase Activity. We repurchased 1.3 million shares of common stock for $114.8 million pursuant to our share repurchase program during the third quarter of fiscal 2020. As of November 30, 2019, we had $1.67 billion remaining available for repurchase under the outstanding authorization.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2019	2018	Change	2019	2018	Change
Used vehicle sales	$4,028.8	$3,547.9	13.6%	$12,915.8	$11,544.3	11.9%
Wholesale vehicle sales	611.0	603.6	1.2%	1,951.7	1,849.2	5.5%
Other sales and revenues:
Extended protection plan revenues	97.0	85.6	13.3%	321.7	284.2	13.2%
Third-party finance fees, net	(9.4)	(8.4)	(12.2)%	(35.2)	(32.5)	(8.2)%
Other	62.6	67.2	(6.7)%	203.5	209.2	(2.7)%
Total other sales and revenues	150.2	144.4	4.1%	490.0	460.9	6.3%
Total net sales and operating revenues	$4,790.0	$4,295.9	11.5%	$15,357.5	$13,854.5	10.8%

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2019	2018	Change	2019	2018	Change
Used vehicles	192,563	173,476	11.0%	625,922	568,754	10.1%
Wholesale vehicles	113,996	110,403	3.3%	361,277	344,604	4.8%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2019	2018	Change	2019	2018	Change
Used vehicles	$20,710	$20,273	2.2%	$20,431	$20,109	1.6%
Wholesale vehicles	$5,079	$5,214	(2.6)%	$5,128	$5,120	0.2%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2019	2018	2019	2018
Used vehicle units	11.0%	2.3%	10.1%	3.2%
Used vehicle revenues	13.6%	3.6%	11.9%	5.3%

Wholesale vehicle units	3.3%	10.0%	4.8%	11.4%
Wholesale vehicle revenues	1.2%	9.2%	5.5%	11.8%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2019	2018	2019	2018
Used vehicle units	7.5%	(1.2)%	6.7%	(0.5)%
Used vehicle revenues	10.0%	0.1%	8.5%	1.5%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2019	2018	2019	2018
CAF (2)	47.2%	49.1%	46.7%	48.9%
Tier 2 (3)	20.4%	18.3%	20.1%	17.4%
Tier 3 (4)	9.5%	9.3%	10.3%	9.7%
Other (5)	22.9%	23.3%	22.9%	24.0%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Net sales and operating revenues	$4,790.0	100.0	$4,295.9	100.0	$15,357.5	100.0	$13,854.5	100.0
Gross profit	$613.6	12.8	$569.2	13.3	$2,049.5	13.3	$1,881.2	13.6
CarMax Auto Finance income	$114.0	2.4	$109.7	2.6	$344.1	2.2	$335.0	2.4
Selling, general, and administrative expenses	$484.8	10.1	$409.5	9.5	$1,455.3	9.5	$1,301.3	9.4
Interest expense	$21.8	0.5	$18.8	0.4	$60.7	0.4	$54.8	0.4
Earnings before income taxes	$227.6	4.8	$247.8	5.8	$884.4	5.8	$857.0	6.2
Net earnings	$173.2	3.6	$190.3	4.4	$673.5	4.4	$649.9	4.7

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2019	2018	Change	2019	2018	Change
Used vehicle gross profit	$413.1	$370.0	11.7%	$1,366.3	$1,238.4	10.3%
Wholesale vehicle gross profit	106.8	104.7	2.0%	350.1	330.5	5.9%
Other gross profit	93.7	94.5	(0.8)%	333.1	312.3	6.6%
Total	$613.6	$569.2	7.8%	$2,049.5	$1,881.2	8.9%

Gross Profit per Unit

	Three Months Ended November 30				Nine Months Ended November 30
	2019		2018		2019		2018
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,145	10.3	$2,133	10.4	$2,183	10.6	$2,177	10.7
Wholesale vehicle gross profit	$937	17.5	$949	17.4	$969	17.9	$959	17.9
Other gross profit	$487	62.4	$545	65.5	$532	68.0	$549	67.8
Total gross profit	$3,187	12.8	$3,281	13.3	$3,274	13.3	$3,308	13.6

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2019	2018	Change	2019	2018	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$217.2	$197.2	10.1%	$674.7	$627.8	7.5%
Share-based compensation expense	26.3	7.3	260.3%	89.0	57.0	56.1%
Total compensation and benefits (1)	$243.5	$204.5	19.1%	$763.7	$684.8	11.5%
Store occupancy costs	98.0	90.3	8.5%	291.2	268.9	8.3%
Advertising expense	51.8	37.4	38.8%	140.6	122.5	14.7%
Other overhead costs (2)	91.5	77.3	18.3%	259.8	225.1	15.4%
Total SG&A expenses	$484.8	$409.5	18.4%	$1,455.3	$1,301.3	11.8%
SG&A per used unit	$2,518	$2,361	$157	$2,325	$2,288	$37

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, insurance, preopening and relocation costs, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Interest margin:
Interest and fee income	$278.9	8.4	$247.8	8.0	$820.8	8.4	$722.3	8.0
Interest expense	(90.4)	(2.7)	(75.3)	(2.4)	(268.4)	(2.8)	(208.2)	(2.3)
Total interest margin	188.5	5.7	172.5	5.6	552.4	5.7	514.1	5.7
Provision for loan losses	(49.0)	(1.5)	(40.8)	(1.3)	(132.7)	(1.4)	(111.7)	(1.2)
Total interest margin after provision for loan losses	139.5	4.2	131.7	4.3	419.7	4.3	402.4	4.5

Total other expense	—	—	(0.1)	—	—	—	(0.4)	—

Total direct expenses	(25.5)	(0.8)	(21.9)	(0.7)	(75.6)	(0.8)	(67.0)	(0.7)
CarMax Auto Finance income	$114.0	3.4	$109.7	3.6	$344.1	3.5	$335.0	3.7

Total average managed receivables	$13,239.2		$12,321.0		$12,986.2		$12,054.6
Net loans originated	$1,698.2		$1,503.7		$5,297.1		$4,847.6
Net penetration rate	43.3%		44.1%		42.3%		43.6%
Weighted average contract rate	8.1%		8.5%		8.5%		8.5%

Ending allowance for loan losses	$153.6		$138.3		$153.6		$138.3

Warehouse facility information:
Ending funded receivables	$2,305.7		$1,993.0		$2,305.7		$1,993.0
Ending unused capacity	$1,194.3		$1,257.0		$1,194.3		$1,257.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2019	2018	Change	2019	2018	Change
Net earnings	$173.2	$190.3	(9.0)%	$673.5	$649.9	3.6%
Diluted weighted average shares outstanding	166.5	175.3	(5.0)%	167.2	177.7	(5.9)%
Net earnings per diluted share	$1.04	$1.09	(4.6)%	$4.03	$3.66	10.1%

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Store Openings

During the third quarter of fiscal 2020, we opened four stores -- two in new markets (Palm Springs, California and Gulfport, Mississippi) and two in existing markets (Dallas, Texas and Atlanta, Georgia).

We currently plan to open the following stores during the 12 months ending November 30, 2020. During this period, we will be entering one new television market and expanding our presence in eight existing television markets. Of the 11 stores we plan to open during this period, 3 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets. Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Fort Wayne, Indiana	Fort Wayne (1)	Fort Wayne	Q4 Fiscal 2020
Salem, Oregon	Portland	Salem	Q4 Fiscal 2020
Murfreesboro, Tennessee	Nashville	Nashville/Davidson/Murfreesboro	Q4 Fiscal 2020
Easton, Pennsylvania	Philadelphia	Allentown/Bethlehem/Easton	Q1 Fiscal 2021
Bradenton, Florida	Tampa	North Port/Sarasota/Bradenton	Q1 Fiscal 2021
Canoga Park, California	Los Angeles	Los Angeles	Q1 Fiscal 2021
Covington, Louisiana	New Orleans	New Orleans	Q1 Fiscal 2021
West Palm Beach, Florida	Miami/Ft. Lauderdale/W. Palm Beach	Miami/Ft. Lauderdale/W. Palm Beach	Q2 Fiscal 2021
Jacksonville, N. Carolina	Greenville/New Bern/Washington	Jacksonville	Q2 Fiscal 2021
Lakeland, Florida	Tampa	Lakeland/Winter Haven	Q3 Fiscal 2021
Norco, California	Los Angeles	Riverside/San Bernardino/Ontario	Q3 Fiscal 2021

(1)	Represents new television market as of planned store opening date.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 20, 2019. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 1888153. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through April 1, 2020. A telephone replay also will be available for approximately one week and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 1888153.

Fourth Quarter Fiscal 2020 Earnings Release Date

We currently plan to release results for the fourth quarter and fiscal year ending February 29, 2020, on Thursday, April 2, 2020, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in March 2020.

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About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold nearly 750,000 used cars and 450,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 15 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

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•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2019, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Stacy Frole, Vice President, Investor Relations
investor_relations@carmax.com, (804) 747-0422 x7865

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,028,811	84.1	$3,547,925	82.6	$12,915,763	84.1	$11,544,340	83.3
Wholesale vehicle sales	610,983	12.8	603,584	14.1	1,951,718	12.7	1,849,225	13.3
Other sales and revenues	150,234	3.1	144,362	3.4	490,016	3.2	460,933	3.3
NET SALES AND OPERATING REVENUES	4,790,028	100.0	4,295,871	100.0	15,357,497	100.0	13,854,498	100.0
COST OF SALES:
Used vehicle cost of sales	3,615,704	75.5	3,177,953	74.0	11,549,445	75.2	10,305,945	74.4
Wholesale vehicle cost of sales	504,177	10.5	498,840	11.6	1,601,573	10.4	1,518,698	11.0
Other cost of sales	56,500	1.2	49,841	1.2	156,996	1.0	148,642	1.1
TOTAL COST OF SALES	4,176,381	87.2	3,726,634	86.7	13,308,014	86.7	11,973,285	86.4
GROSS PROFIT	613,647	12.8	569,237	13.3	2,049,483	13.3	1,881,213	13.6
CARMAX AUTO FINANCE INCOME	114,033	2.4	109,725	2.6	344,123	2.2	334,985	2.4
Selling, general and administrative expenses	484,848	10.1	409,520	9.5	1,455,339	9.5	1,301,308	9.4
Interest expense	21,843	0.5	18,814	0.4	60,700	0.4	54,816	0.4
Other (income) expense	(6,570)	(0.1)	2,820	0.1	(6,786)	—	3,097	—
Earnings before income taxes	227,559	4.8	247,808	5.8	884,353	5.8	856,977	6.2
Income tax provision	54,403	1.1	57,497	1.3	210,854	1.4	207,120	1.5
NET EARNINGS	$173,156	3.6	$190,311	4.4	$673,499	4.4	$649,857	4.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	164,273		173,816		165,321		176,088
Diluted	166,534		175,321		167,154		177,656
NET EARNINGS PER SHARE:
Basic	$1.05		$1.09		$4.07		$3.69
Diluted	$1.04		$1.09		$4.03		$3.66

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 28	November 30
(In thousands except share data)	2019	2019 (1)	2018 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,583	$46,938	$35,049
Restricted cash from collections on auto loan receivables	458,493	440,669	426,613
Accounts receivable, net	142,737	139,850	111,156
Inventory	2,682,574	2,519,455	2,424,700
Other current assets	109,857	67,101	59,901
TOTAL CURRENT ASSETS	3,450,244	3,214,013	3,057,419
Auto loan receivables, net	13,276,654	12,428,487	12,299,270
Property and equipment, net	3,036,663	2,828,058	2,800,051
Deferred income taxes	67,162	61,346	57,893
Operating lease assets	454,708	—	—
Other assets	201,799	185,963	182,179
TOTAL ASSETS	$20,487,230	$18,717,867	$18,396,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$641,434	$593,171	$558,324
Accrued expenses and other current liabilities	340,475	318,204	281,012
Accrued income taxes	1,497	3,784	1,634
Current portion of operating lease liabilities	30,813	—	—
Short-term debt	421	1,129	436
Current portion of long-term debt	8,541	10,177	10,184
Current portion of non-recourse notes payable	397,860	385,044	373,283
TOTAL CURRENT LIABILITIES	1,421,041	1,311,509	1,224,873
Long-term debt, excluding current portion	1,704,284	1,649,244	1,478,503
Non-recourse notes payable, excluding current portion	12,899,970	12,127,290	11,997,315
Operating lease liabilities, excluding current portion	446,302	—	—
Other liabilities	317,580	272,796	261,008
TOTAL LIABILITIES	16,789,177	15,360,839	14,961,699

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 163,795,082 and 167,478,924 shares issued and outstanding as of November 30, 2019 and February 28, 2019, respectively	81,897	83,739	85,893
Capital in excess of par value	1,321,567	1,237,153	1,255,966
Accumulated other comprehensive loss	(82,007)	(68,010)	(54,137)
Retained earnings	2,376,596	2,104,146	2,147,391
TOTAL SHAREHOLDERS’ EQUITY	3,698,053	3,357,028	3,435,113
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,487,230	$18,717,867	$18,396,812

(1)
In connection with our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, certain prior period amounts have been reclassified to conform to the current period’s presentation. Financing obligations have been reclassified to Current portion of long-term debt and Long-term debt, excluding current portion. Capital lease obligations have been reclassified to Accrued expenses and other current liabilities and Other liabilities.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2019	2018 (1)
OPERATING ACTIVITIES:
Net earnings	$673,499	$649,857
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	158,226	135,609
Share-based compensation expense	98,177	61,403
Provision for loan losses	132,650	111,703
Provision for cancellation reserves	65,166	54,952
Deferred income tax (benefit) provision	(744)	909
Other	(72)	4,104
Net (increase) decrease in:
Accounts receivable, net	(2,887)	22,165
Inventory	(163,119)	(34,006)
Other current assets	(41,869)	40,952
Auto loan receivables, net	(980,817)	(875,269)
Other assets	10,185	(6,734)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	20,604	22,236
Other liabilities	(86,905)	(73,251)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(117,906)	114,630
INVESTING ACTIVITIES:
Capital expenditures	(249,177)	(243,311)
Proceeds from disposal of property and equipment	3	680
Purchases of investments	(8,438)	(5,470)
Sales of investments	1,025	1,104
NET CASH USED IN INVESTING ACTIVITIES	(256,587)	(246,997)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(708)	309
Proceeds from issuances of long-term debt	4,707,500	2,758,000
Payments on long-term debt	(4,702,807)	(2,768,419)
Cash paid for debt issuance costs	(14,849)	(12,329)
Payments on finance lease obligations	(2,813)	(528)
Issuances of non-recourse notes payable	8,596,000	8,183,502
Payments on non-recourse notes payable	(7,810,958)	(7,435,128)
Repurchase and retirement of common stock	(458,587)	(633,170)
Equity issuances	96,367	54,580
NET CASH PROVIDED BY FINANCING ACTIVITIES	409,145	146,817
Increase in cash, cash equivalents, and restricted cash	34,652	14,450
Cash, cash equivalents, and restricted cash at beginning of year	595,377	554,898
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$630,029	$569,348

(1)
In connection with the changes to the Consolidated Balance Sheets as a result of our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, payments on financing obligations have been reclassified to payments on long-term debt. Prior period amounts have been reclassified to conform to the current period’s presentation.

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